Exhibit 99.1

May 14, 2026

Benitec Biopharma Releases Third Quarter 2026 Financial Results and Provides Operational Update

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Late-breaking abstract for BB-301 presented at the Muscular Dystrophy Association (MDA) Clinical and Scientific Conference in March demonstrated durable responses to low dose BB-301 at 12-months and 24-months post-treatment and further improvements in depth of response following treatment with high dose BB-301 at the 3-month post-treatment follow-up time-point, with both doses demonstrating disease modifying outcomes

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BB-301 Phase 1b/2a interim clinical study results selected for oral presentation at the 2026 American Society of Gene and Cell Therapy (ASGCT) Annual Meeting on May 15

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Advancement of Cohort 2 enrollment continues as Patient 1 and Patient 2 were both safely treated with high dose BB-301 in the ongoing Phase 1b/2a clinical study of BB-301; Benitec remains on track to provide updated interim clinical study results in 2H-2026

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The Company remains on track to engage with U.S. Food and Drug Administration (FDA) mid-year to formalize the BB-301 pivotal study design

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Benitec is well-capitalized to advance BB-301 through completion of the BB-301 pivotal study with cash as of March 31, 2026, of approximately $184.8 million.

HAYWARD, Calif., May 14, 2026 (GLOBE NEWSWIRE) -- Benitec Biopharma Inc. (NASDAQ: BNTC) (“Benitec” or the “Company”), a clinical-stage, gene therapy-focused, biotechnology company developing novel genetic medicines based on its proprietary “Silence and Replace” DNA-directed RNA interference ("ddRNAi") platform, today announced financial results for its third fiscal quarter ended March 31, 2026, and provided a review of recent clinical study results and anticipated upcoming regulatory and clinical study milestones.

“This has been a critical period of continued advancements for the BB-301 clinical development program, marked by strongly encouraging clinical progress for patients treated with low dose BB-301 in Cohort 1 and the progression of enrollment for Cohort 2 with the safe treatment of Patient 1 and Patient 2 with high dose BB-301,” said Jerel A. Banks, M.D., Ph.D., Executive Chairman and Chief Executive Officer of Benitec. “We look forward to the meaningful milestones ahead, including expanding visibility of our interim clinical study results and engaging with the FDA to confirm the pivotal study design required to support BB-301 approval. We are well-positioned to continue to advance BB-301, the first and only potential disease-modifying therapy for the treatment of Oculopharyngeal Muscular Dystrophy (OPMD)-related dysphagia and are now one step closer to reaching the patients and families of the OPMD community.”

Recent Clinical Study Highlights

The Company continues to advance the BB-301 Phase 1b/2a Clinical Study evaluating the safety and clinical efficacy of locally-delivered BB-301 for the treatment of OPMD-related dysphagia.

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Key interim clinical study results were presented at the 2026 MDA Clinical & Scientific Conference demonstrating durable responses to low dose BB-301 at 12-months and 24-months and further improvements in depth of response following treatment with high dose BB-301 at the 3-month post-treatment follow-up time-point.
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BB-301 Phase 1b/2a interim clinical study results have been selected for oral presentation at the 2026 ASGCT Annual Meeting on May 15 in Boston, MA.

BB-301 Development Program Updates

All six Cohort 1 patients have safely completed the 12-month post-BB-301-treatment follow-up period and continue to experience robust responses to the low dose of BB-301.

The first two Cohort 2 patients have been safely treated with the high dose of BB-301, and available interim clinical results continue to demonstrate deep, disease-modifying efficacy for the high dose of BB-301.

No treatment-related severe adverse events have been observed.

Upcoming Regulatory and Clinical Milestones

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The Company remains on track to engage with FDA mid-year to formalize the BB-301 pivotal study design.
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Benitec remains on track to provide updated interim clinical study results for Cohort 1 patients and Cohort 2 patients in 2H-2026.

Financial Highlights

Third Quarter 2026 Financial Results

Total Expenses for the quarter ended March 31, 2026, were $13.6 million compared to $15.3 million for the quarter ended March 31, 2025. The Company incurred $6.3 million of research and development expenses which was in line with $6.5 million for the comparable quarter ended March 31, 2025. Research and development expenses relate primarily to ongoing clinical development of BB-301 for the treatment of OPMD. General and administrative expenses were $7.3 million compared to $8.8 million for the quarter ended March 31, 2025.

The loss from operations for the quarter ended March 31, 2026, was $13.6 million compared to a loss of $15.3 million for the quarter ended March 31, 2025. Net loss attributable to shareholders for the quarter ended March 31, 2026, was $11.9 million, or $(0.24) per basic and diluted share, compared to a net loss of $14.5 million, or $(0.38) per basic and diluted share for the quarter ended March 31, 2025. As of March 31, 2026, the Company had $184.8 million in cash and cash equivalents, which includes $0.5 million from the exercise of warrants during the nine-month period ended March 31, 2026.

About BB-301

BB-301 is a novel, modified AAV9 capsid expressing a unique, single bifunctional construct promoting co-expression of both codon-optimized Poly-A Binding Protein Nuclear-1 (PABPN1) and two small inhibitory RNAs (siRNAs) against mutant PABPN1 (the causative gene for OPMD). The two siRNAs are modeled into microRNA backbones to silence expression of faulty mutant PABPN1, while allowing expression of the codon-optimized PABPN1 to replace the mutant with a functional version of the protein. We believe the silence and replace mechanism of BB-301 is uniquely positioned for the treatment of OPMD by halting mutant PABPN1 expression while providing a functional replacement protein. BB-301 has received Orphan Drug Designation from the EMA and Orphan Drug and Fast Track Designations from the FDA.

About Benitec Biopharma, Inc.

Benitec Biopharma Inc. (“Benitec” or the “Company”) is a clinical-stage biotechnology company focused on the advancement of novel genetic medicines with headquarters in Hayward, California. The proprietary “Silence and Replace” DNA-directed RNA interference platform combines RNA interference, or RNAi, with gene therapy to create medicines that simultaneously facilitate sustained silencing of disease-causing genes and concomitant delivery of wildtype replacement genes following a single administration of the therapeutic construct. The Company is developing Silence and Replace-based therapeutics for chronic and life-threatening human conditions including Oculopharyngeal Muscular Dystrophy (OPMD). A comprehensive overview of the Company can be found on Benitec’s website at www.benitec.com.

Forward-Looking Statements

Except for the historical information set forth herein, the matters set forth in this press release include forward-looking statements, including statements regarding Benitec’s plans to develop and commercialize its product candidates, the timing of the completion of preclinical and clinical trials, the timing of the availability of data from our clinical trials, the timing and sufficiency of patient enrollment and dosing in clinical trials, the timing of expected regulatory filings and other regulatory steps, and the clinical utility and potential attributes and benefits of ddRNAi and Benitec’s product candidates, and other forward-looking statements.

These forward-looking statements are based on the Company’s current expectations and subject to risks and uncertainties that may cause actual results to differ materially, including unanticipated developments in and risks related to: the success of our plans to develop and potentially commercialize our product candidates; the timing of the completion of preclinical studies and clinical trials; the timing and sufficiency of patient enrollment and dosing in any future clinical trials; the timing of the availability of data from our clinical trials; the timing and outcome of regulatory filings and approvals; the development of novel AAV vectors; our potential future out-licenses and collaborations; the plans of licensees of our technology; the clinical utility and potential attributes and benefits of ddRNAi and our product candidates, including the potential duration of treatment effects and the potential for a “one shot” cure; our intellectual property position and the duration of our patent portfolio; expenses, ongoing losses, future revenue, capital needs and needs for additional financing, and our ability to access additional financing given market conditions and other factors; the length of time over which we expect our cash and cash equivalents to be sufficient to execute on our business plan; unanticipated delays; further research and development and the results of clinical trials possibly being unsuccessful or insufficient to meet applicable regulatory standards or warrant continued development; the ability to enroll sufficient numbers of subjects in clinical trials; determinations made by the FDA and other governmental authorities and other regulatory developments; the Company’s ability to protect and enforce its patents and other intellectual property rights; the Company’s dependence on its relationships with its collaboration partners and other third parties; the efficacy or safety of the Company’s products and the products of the Company’s collaboration partners; the acceptance of the Company’s products and the products of the Company’s collaboration partners in the marketplace; market competition; sales, marketing, manufacturing and distribution requirements; greater than expected expenses; expenses relating to litigation or strategic activities; the impact of, and our ability to remediate, the identified material weakness in our internal control over financial reporting; the Company’s ability to satisfy its capital needs through increasing revenue and obtaining additional financing; the impact of local, regional, and national and international economic conditions and events; and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update these forward-looking statements.

Investor Relations Contact:

Candice Masse

astr partners

candice.masse@astrpartners.com

Media Contact:

Audra Friis

Sam Brown Healthcare Communications

(917) 519-9577

audrafriis@sambrown.com

BENITEC BIOPHARMA INC.

Consolidated Balance Sheets

(in thousands, except par value and share amounts)

	March 31, 2026	June 30, 2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$184,761	$97,744
Restricted cash	114	113
Trade and other receivables	3	33
Prepaid and other assets	1,139	628
Total current assets	186,017	98,518
Property and equipment, net	116	131
Deposits	55	55
Prepaid and other assets	12	28
Right-of-use assets	800	860
Total assets	$187,000	$99,592
Liabilities and stockholders’ equity
Current liabilities:
Trade and other payables	$2,251	$1,022
Accrued employee benefits	541	426
Lease liabilities, current portion	482	354
Total current liabilities	3,274	1,802
Lease liabilities, less current portion	394	495
Total liabilities	3,668	2,297
Stockholders’ equity:
Preferred stock, $0.0001 par value—5,000,000 shares authorized; no shares issued or outstanding at March 31, 2026 and June 30, 2025, respectively	—	—
Common stock, $0.0001 par value—160,000,000 shares authorized; 34,354,334 and 26,250,469 shares issued and outstanding at March 31, 2026 and June 30, 2025, respectively	3	2
Additional paid-in capital	445,194	326,308
Accumulated deficit	(260,913)	(228,176)
Accumulated other comprehensive loss	(952)	(839)
Total stockholders’ equity	183,332	97,295
Total liabilities and stockholders’ equity	$187,000	$99,592

BENITEC BIOPHARMA INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2026	2025	2026	2025
Revenue:
	$—	$—	$—	$—
Total revenues	—	—	—	—
Operating expenses
Research and development	6,298	6,495	15,502	15,465
General and administrative	7,284	8,840	21,260	16,466
Total operating expenses	13,582	15,335	36,762	31,931
Loss from operations	(13,582)	(15,335)	(36,762)	(31,931)
Other income (loss):
Foreign currency transaction gain (loss)	70	11	112	(190)
Interest income, net	1,594	823	3,995	2,250
Other expense, net	(17)	—	(82)	(5)
Gain on extinguishment of liabilities	—	—	—	764
Total other income, net	1,647	834	4,025	2,819
Net loss	$(11,935)	$(14,501)	$(32,737)	$(29,112)
Other comprehensive income:
Unrealized foreign currency translation gain (loss)	(69)	(28)	(113)	176
Total other comprehensive income (loss)	(69)	(28)	(113)	176
Total comprehensive loss	$(12,004)	$(14,529)	$(32,850)	$(28,936)
Net loss	$(11,935)	$(14,501)	$(32,737)	$(29,112)
Net loss attributable to common shareholders	$(11,935)	$(14,501)	$(32,737)	$(29,112)
Net loss per share:
Basic and diluted	$(0.24)	$(0.38)	$(0.72)	$(0.84)
Weighted average number of shares outstanding: basic and diluted	49,386,203	38,599,453	45,598,553	34,559,870